Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Jupiter Saturn Holding Company on Form S-4 of our report dated August 31, 2009 related to the balance sheet of Jupiter Saturn Holding Company as of June 30, 2009, appearing in the proxy statement/prospectus, which is part of this Registration Statement, and to the reference under the heading “Experts” in this prospectus.

DELOITTE & TOUCHE LLP

McLean, Virginia

September 3, 2009